                     GUIDANT CORPORATION AND SUBSIDIARIES
                                 EXHIBIT 12.1
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)



                                                 Nine Months Ended                     Year Ended
                                                   September 30,                      December 31,
                                                ------------------   ----------------------------------------------
                                                  1998      1997      1997      1996      1995      1994      1993
                                                -------   -------    -------   -------   -------   -------   ------
Income before income taxes and change
 in accounting principle, excluding
 special charges..............................    $421.4    $194.4    $317.1    $231.7    $161.5    $148.0    $82.9

Fixed Charges:

Interest expense..............................      12.0      16.3      21.5      26.4      33.1      18.8      3.0

Interest factor attributable to rentals.......       3.4       2.8       4.5       3.7       2.5       2.3      1.9
                                                  ------    ------    ------    ------    ------    ------    -----
Total fixed charges...........................      15.4      19.1      26.0      30.1      35.6      21.1      4.9

Earnings before taxes and interest............     436.8     213.5     343.1     261.8     197.1     169.1     87.8

Earnings before taxes and fixed charges to
 Fixed Charges................................      28.4      11.2      13.2       8.7       5.5       8.0     17.9



The 1998 calculation excludes purchased research and development charges of $118.7 million recorded with the asset acquisitions of NeoCardia, LLC and InControl, Inc. and litigation settlement charges of $260 million.

The third quarter of 1997 calculation excludes a purchased research and development charge of $57.4 million recorded with the asset acquisition of NeoCardia, LLC. In addition, the following special charges recorded in the fourth quarter of 1997 are also excluded from the 1997 year to date calculation:
(i) merger-related costs of $11.1 million recorded in connection with the acquisition of EndoVasular Technologies, Inc., (ii) a special contribution to the Guidant Foundation, Inc. of $11.5 million, (iii) a one-time gain on the sale of the Company's equity investments in Gynecare, Inc. of $23.2 million, and (iv) corporate legal reserves of $11.5 million.

The 1996 calculation excludes special obsolescence and impairment charges recorded in the second quarter of 1996. These charges amounted to $95.7 million.